Exhibit 99.1

Silverstar Holdings Appoints Lawrence Litowitz as New Chief Financial Officer

BOCA RATON, Fla., Sept. 18, 2007 (PRIME NEWSWIRE) -- Silverstar Holdings, Ltd. (NasdaqCM:SSTR - News), an international publisher and developer of interactive entertainment software, has appointed Lawrence R. Litowitz as the company's new chief financial officer. Litowitz will oversee all of the company's financial operations.

Litowitz has more than 30 years experience focusing on entrepreneurial and middle market companies in a broad range of businesses. He has substantial experience with mergers and acquisitions, corporate restructuring, capital formation, SEC reporting, and investor relations. His past positions included chief financial officer and senior vice president positions at a number of middle market companies, both public and private.

In addition to his experience in operations and finance, Litowitz spent more than 15 years in public accounting and teaching at the college level. He earned a BS in accounting from Brooklyn College and an MBA from New York University, and received his CPA from the State of New York.

Clive Kabatznik, Silverstar's CEO, commented, ``We are fortunate to have a financial executive of Larry Litowitz's caliber join our management team and take on this very important position. We are confident his experience and expertise will be instrumental in helping us build Silverstar into a greater force in the interactive entertainment software business.''

About Silverstar Holdings Silverstar Holdings Ltd. is an international publisher and developer of interactive entertainment software. It currently owns Empire Interactive, PLC and Strategy First, Inc. Empire Interactive (http://www.empireinteractive.com) is a leading developer and publisher of interactive entertainment software games, including Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut. Empire's products are delivered on both console and PC platforms. Strategy First (http://www.strategyfirst.com) is a developer and worldwide publisher of entertainment software for the PC. For more information about Silverstar Holdings visit http://www.silverstarholdings.com

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission.

Contact:

      Liolios Group, Inc.
      Scott Liolios
      Matt Glover
      949-574-3860
      scott@liolios.com